Exhibit 8(k)(3)

Schedule A to Participation Agreement (American Century)

[Retail]

Schedule A

to

Participation Agreement

Between

American Century Investment Services, Inc.,

American Century Capital Portfolios, Inc.

and

Transamerica Advisors Life Insurance Company

Dated

October 11, 2002

EFFECTIVE AS OF AUGUST 18, 2017

SEPARATE ACCOUNTS

Merrill Lynch Life Variable Annuity Separate Account D

CONTRACTS

Merrill Lynch IRA Annuity

Merrill Lynch Investor Choice Annuity

FUNDS – Class A

American Century Ultra (A Class @ NAV)